Exhibit 99.1


NEWS BULLETIN

    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE

               CalAmp Completes Refinancing of Bank Debt

OXNARD, Calif., December 23, 2009 - CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, announced today that it has paid in full the $13.95 million outstanding balance of its credit facility with Bank of Montreal and two other banks, which had a maturity date of December 31, 2009. The funds for this payoff were provided by a drawdown of $7.77 million under a new revolving credit facility with Square 1 Bank of Durham, North Carolina, supplemented by aggregate proceeds of $6.18 million from the private placement of common stock and subordinated debt.

The Square 1 Bank credit facility has a two-year term and provides for borrowings up to the lesser of $12 million or 85% of the Company's eligible accounts receivable. Outstanding borrowings bear interest at Square 1's prime rate plus 2.0%, subject to a minimum effective interest rate of 6%.
The Company also raised junior capital from a group of investors comprised of $4.25 million from the sale of approximately 1,932,000 shares of common stock and $1.93 million in subordinated debt. The subordinated notes bear interest at 12% per annum and have a maturity date of December 22, 2012. The Company also issued a total of 192,500 common stock purchase warrants to the subordinated note investors at an exercise price of $4.02 per share, which represents a 20% premium to the average closing price of the Company's common stock for the 20 consecutive trading days prior to the closing of the refinancing. The Company agreed to file a registration statement with the Securities and Exchange Commission to register the privately-issued shares and the shares of common stock underlying the warrants.

Rick Gold, President and CEO of CalAmp commented, "This refinancing is an important milestone for CalAmp. It provides working capital for growth and eliminates the uncertainty associated with the maturing bank credit agreement. We want to thank our past lenders for their patience and support and now look forward to working with Square 1."

"We are very pleased to extend this credit facility to CalAmp," said Richard Suhl, Senior Vice President of Square 1 Bank. "We look forward to a long and mutually beneficial relationship with the Company."

B. Riley & Co., LLC served as CalAmp's financial advisor in connection with this refinancing.

About CalAmp Corp.

CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management, and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.


AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                        Lasse Glassen
Chief Financial Officer             General Information
(805) 987-9000                      (213) 486-6546
                                    lglassen@mww.com